Exhibit 99.1

Torvec, Inc. Announces New Technology

ROCHESTER, N.Y., October 16, 2014 (GLOBE NEWSWIRE) -- Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB – TOVC), announced today that the Company is performing due diligence and developing proprietary technology designed to measure in quantifiable terms the decrease in a person’s alertness, thus enabling that person, their employers, and others to take measures to avert a disastrous situation. The Company’s invention is a wearable device consisting of hardware and software that measures unique multiple metrics in order to establish that a person’s ability to perform is degrading.

It has been estimated that approximately 250,000 U.S. drivers per day fall asleep at the wheel resulting in numerous serious and often fatal truck, bus, train and automobile accidents. While the root causes of alertness impairment can include simple drowsiness, medication and drugs, sickness, physiological and psychological issues, alcohol, stress, and work-related conditions, the salient feature common to the syndrome is a degradation of a person’s ability to perform important functions over a period of time.

Hundreds of millions of research dollars are demonstrating that a degradation of alertness can be detected as a quantifiable decrease in a person’s responsiveness to stimuli. Existing purported solutions to alertness impairment to date share the common characteristics that they are not often practical and can be disruptive and/or distracting to the user. As a result, until now, no practical, non-disruptive or non-distracting single technology has been developed that can be used to actually measure degradation of alertness and to properly correlate such degradation to a person’s ability to perform tasks and fulfill responsibilities.

Mr. Kaplan commented, “Existing studies show that most people are very poor judges of whether they are too tired and/or otherwise impaired enough to continue to try to perform a function, such as driving a vehicle. The Company’s invention is designed to notify them of the danger before the danger actually manifests itself, rather than deal with it after the fact which may be too late.”

The Company’s invention can be programmed for use by truck drivers, general driving public, airline pilots, train engineers, school and over the road bus drivers, security guards, “man-down” systems, a wide variety of security systems, campers, hikers, hunters, surveillance agents, students, military personnel, persons with health issues as well as persons monitoring critical processes such as nuclear facilities. The Company believes that based upon preliminary estimates, the total market for its invention is approximately 700 million users worldwide.

Torvec is presently engaged in clinical testing with a number of sleep study experts and neurologists to assist with the analysis and validation of this new technology.

The Company has filed for patent protection for its invention and its unique software and algorithms. Currently, the Company is targeting to market prototypes in mid to late 2015 and to be shipping product to customers by the end of 2015 or the beginning of 2016.

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec's future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec's SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. develops and markets advanced technologies in the areas of power and safety.  The Company’s wearable device consists of hardware and software that measures unique multiple metrics in order to establish that a person’s ability to perform appears to be degrading. The Torvec hydraulic pump is a breakthrough in hydraulic design, which delivers unsurpassed performance, all in a package that is smaller and lighter than existing technologies. Its IsoTorque® differential sets the bar for differential design by improving the traction, handling, performance and safety of a vehicle without the need for complex electronics and clutches that wear out.  For additional information, please visit www.torvec.com.

Contact Information:

Robert W. Fishback

bfishback@torvec.com

(585) 254-1100 x310